Exhibit 24

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

WHEREAS, the position the undersigned holds with TeleTech Holdings, Inc., a Delaware corporation (the “Company”), subjects her to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Act”);

NOW, THEREFORE, the undersigned constitutes and appoints Christy T. O’Connor and Sharon O’Leary, and each of them, as attorneys for me and in my name, place and stead, and in my capacity with the Company to execute and file such forms, including Form 3, Form 4, or Form 5, and any amendments thereto, with the Securities and Exchange Commission as are required pursuant to Section 16(a) of the Act when I am unable to execute such forms myself.

IN WITNESS WHEREOF, the undersigned has set his hand this 15 day of January, 2003.

/s/	Rod Dammeyer
ROD DAMMEYER